CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 29, 2025, relating to the financial statements and financial highlights of Hypatia Women CEO ETF, a series of Two Roads Shared Trust, which are included in Form N-CSR for the year ended July 31, 2025, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company. Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

November 25, 2025